As filed with the Securities and Exchange Commission on December 17, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________________________

ALLIED NEVADA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5597115 (I.R.S. Employer Identification No.)
9600 Prototype Court Reno, Nevada 89521 (Address of Principal Executive Offices) (Zip Code)

ALLIED NEVADA GOLD CORP.

2007 STOCK OPTION PLAN, AS AMENDED

ALLIED NEVADA GOLD CORP.

RESTRICTED SHARE PLAN

(Full title of the plan)

Scott A. Caldwell

President and Chief Executive Officer

Allied Nevada Gold Corp.

9600 Prototype Court

Reno, Nevada 89521

(775) 358-4455

(Name, address and telephone number,

including area code, of agent for service)

with a copy to:

Randal R. Jones, Esq.

Dorsey & Whitney LLP

1420 Fifth Avenue, Suite 3400

Seattle, Washington 98101

(206) 903-8814

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(5)	Proposed maximum aggregate offering price(5)	Amount of registration fee(5)
Common Stock issuable pursuant to options reserved for grant under the 2007 Stock Option Plan	2,700,000(2) (3)	$ 3.70	$ 9,990,000	$ 392.61
Common Stock issuable pursuant to restricted share rights reserved for grant under the Restricted Share Plan	1,200,000(4)	$ 3.70	$ 4,440,000	$ 174.49
Total Common Shares	3,900,000		$ 14,430,000	$ 567.10

(1)

Common Stock, par value $0.001 per share, offered by the Registrant pursuant to the Allied Nevada Gold Corp. 2007 Stock Option Plan (the “Plan”) or the Allied Nevada Gold Corp. Restricted Share Plan (the “RS Plan”) described herein.

(2)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued pursuant to the Allied Nevada Gold Corp. 2007 Stock Option Plan because of the provisions relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(3)

The Plan allows for the issuance of up to 5,700,000 shares of common stock. A registration statement was filed on June 27, 2007 (File No. 333-144102) registering 3,000,000 shares of common stock under the Plan. This registration statement registers the remaining 2,700,000 shares.

(4)

We are registering an additional 1,200,000 shares of common stock, which is the maximum number of common shares issuable upon the exercise of the restricted share rights that may be granted under the RS Plan.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on December 16, 2008, as quoted on the American Stock Exchange.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents filed with the Commission by the registrant (Exchange Act File No. 001-33119) are incorporated in this registration statement by reference:

(a) The registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s Annual Report referred to in (a) above; and

(c) The description of the securities contained in the registrant’s registration statement on Form 10 filed under the Exchange Act dated January 12, 2007, as amended, and including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

Allied Nevada’s Certificate of Incorporation provides that we shall indemnify any director or officer of Allied Nevada or any person who was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Our Certificate of Incorporation also eliminates in certain circumstances the liability of directors of Allied Nevada for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to Allied Nevada or our stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or (iv) for transactions from which the director derived an improper personal benefit.

Allied Nevada’s By-laws require us to indemnify any director or officer of Allied Nevada, or any person who is or was serving at our request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer or former director or officer, of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation, upon such terms and conditions, if any, as the corporation deems appropriate, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145 additionally provides that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

II-2

Allied Nevada maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other act, and (b) to Allied Nevada with respect to payments which may be made by Allied Nevada to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. In addition to the indemnification provided in the Certificate of Incorporation and By-laws, as previously disclosed, we are entering into agreements to indemnify our directors and officers. These agreements generally act as a supplement to the indemnification provisions set forth in our Certificate of Incorporation and By-laws and Section 145, as in effect from time to time.

Specifically, these agreements will require Allied Nevada to indemnify its directors and executive officers for any reasonable expenses they incur in connection with any action, suit or other proceeding brought against them as a result of their status as a director or executive officer of Allied Nevada. This indemnification will only be required where an individual director or executive officer has acted in good faith and in a manner which he or she reasonably believes was in, or not adverse to, the best interests of Allied Nevada. These indemnification agreements will also require Allied Nevada to advance the expenses of an individual director or executive officer prior to the final disposition of any action, suit or other proceeding, following receipt by Allied Nevada of a statement requesting the advance and providing reasonable detail of expenses incurred. We believe that these indemnification agreements and the provisions of our Certificate of Incorporation and By-laws described in the preceding paragraphs, are necessary and advisable in order to attract and retain highly qualified persons to serve on our Board of Directors and as executive officers.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibit Number	Description of Document
3.1(1)	Certificate of Incorporation of the Registrant dated September 14, 2006

3.2(2)	By-Laws of the Registrant

4.1(3)	Allied Nevada Gold Corp. 2007 Stock Option Plan, including the Form of Stock Option Agreement for 2007 Stock Option Plan, as amended

4.2(4)	Allied Nevada Gold Corp. Restricted Share Plan

4.3(5)	Form of Restricted Share Right Grant Letter for Restricted Share Plan

5.1	Opinion of Dorsey & Whitney LLP (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.4	Consent of Scott E. Wilson Consulting, Inc.

24.1	Powers of Attorney (included on signature page)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 10, filed January 12, 2007 (File No. 001-33119).
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 10, filed January 12, 2007 (File No. 001-33119).
(3)	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement, filed on April 29, 2008 (File No. 001-33119).
(4)	Incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement, filed on April 29, 2008 (File No. 001-33119).
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 27, 2007 (File No. 001-33119).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on December 17, 2008.

ALLIED NEVADA GOLD CORP. Registrant

By: /s/ Scott A. Caldwell Scott A. Caldwell President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott A. Caldwell and Hal D. Kirby, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Caldwell	President, Chief Executive	December 17, 2008
Scott A. Caldwell	Officer and Director (Principal Executive Officer)

/s/ Hal D. Kirby	Chief Financial Officer	December 17, 2008
Hal D. Kirby	(Principal Financial and Accounting Officer)

/s/ Robert M. Buchan	Executive Chairman and Director	December 15, 2008
Robert M. Buchan

/s/ W. Durand Eppler	Director	December 12, 2008
W. Durand Eppler

/s/ John Ivany	Director	December 17, 2008
John Ivany

/s/ Cameron Mingay	Director	December 17, 2008
Cameron Mingay

/s/ Terry M. Palmer	Director	December 17, 2008
Terry M. Palmer

/s/ Carl Pescio	Director	December 17, 2008
Carl Pescio

/s/ Michael B. Richings	Director	December 17, 2008
Michael B. Richings

/s/ D. Bruce Sinclair	Director	December 17, 2008
D. Bruce Sinclair

/s/ Robert Wardell	Director	December 17, 2008
Robert Wardell

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1(1)	Certificate of Incorporation of the Registrant dated September 14, 2006

3.2(2)	By-Laws of the Registrant

4.1(3)	Allied Nevada Gold Corp. 2007 Stock Option Plan, including the Form of Stock Option Agreement for 2007 Stock Option Plan, as amended

4.2(4)	Allied Nevada Gold Corp. Restricted Share Plan

4.3(5)	Form of Restricted Share Right Grant Letter for Restricted Share Plan

5.1	Opinion of Dorsey & Whitney LLP (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.4	Consent of Scott E. Wilson Consulting, Inc.

24.1	Powers of Attorney (included on signature page)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 10, filed January 12, 2007 (File No. 001-33119).
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 10, filed January 12, 2007 (File No. 001-33119).
(3)	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement, filed on April 29, 2008 (File No. 001-33119).
(4)	Incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement, filed on April 29, 2008 (File No. 001-33119).
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 27, 2007 (File No. 001-33119).